As filed with the Securities and Exchange Commission on July 24, 2006
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AMICAS, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	59-2248411
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

20 Guest Street, Boston, MA	02135
(Address of Principal Executive Offices)	(Zip Code)

2006 Stock Incentive Plan
(Full Title of the Plan)
Stephen Kahane, M.D.
Chief Executive Officer and Chairman
AMICAS, Inc.
20 Guest Street, Boston, MA 02135
(Name and Address of Agent For Service)
(617) 779-7878
(Telephone Number, Including Area Code, of Agent For Service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum
	Amount to be	Offering Price Per		Aggregate Offering		Amount of
Title of Securities to be Registered	Registered(1)	Share		Price		Registration Fee
Common Stock, par value $0.001 per share (including the associated Preferred Stock Purchase Rights)	8,000,000 shares	$2.97	(2)	$23,760,000	(2)	$2,543

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq National Market on July 19, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Item 1.      Plan Information.
     The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
     Item 2.      Registrant Information and Employee Plan Annual Information.
     The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     Item 3.      Incorporation of Documents by Reference.
     The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:
     (a)      The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.
     (b)      All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.
     (c)      The description of the securities contained in the registrant’s registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     Item 4.      Description of Securities.
     Not applicable.

     Item 5.      Interests of Named Experts and Counsel.
     Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) has opined as to the legality of the securities being offered by this registration statement.
     Item 6.      Indemnification of Directors and Officers.
     The Registrant’s bylaws provide that the Registrant shall, to the full extent and under the circumstances permitted by Section 145 of the General Corporation Law of the State of Delaware, indemnify any person, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is, was or is about to become an officer, director, employee or agent of the Registrant or another enterprise in which the Registrant owns or owned, directly or indirectly, an equity interest or of which it may be a creditor. The Registrant shall pay the expenses (including attorneys’ fees) incurred by a person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made by the Registrant only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified.
     In addition, the Registrant’s certificate of incorporation eliminates or limits personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware.
     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends, repurchasing stock or redeeming stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. This Section further provides that a corporation shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when the applicable provision in the Registrant’s certificate of incorporation became effective.
     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action, suit or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such person is fairly and reasonably entitled to indemnification or as the court deems proper.
     As permitted under Delaware law, the Registrant has agreements under which it indemnifies its executive officers and directors for certain events or occurrences while the officer or director is or was serving at the Registrant’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Registrant could be required to make under these indemnification agreements is unlimited; however, the Registrant maintains a director and officer insurance policy that limits its exposure and enables it to recover a portion of any future amounts paid.
     Item 7.      Exemption from Registration Claimed.
     Not applicable.
     Item 8.      Exhibits.
     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
     Item 9.      Undertakings.
     1. Item 512(a) of Regulation S-K.      The undersigned registrant hereby undertakes:
     (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
     (iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     2. Item 512(b) of Regulation S-K.      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. Item 512(h) of Regulation S-K.      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on this 21st day of July, 2006.

AMICAS, Inc.
By:	/s/ Stephen Kahane
Stephen Kahane, M.D.
Chief Executive Officer and Chairman

POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of AMICAS, Inc., hereby severally constitute and appoint Stephen Kahane, Joseph D. Hill and Stephen Hicks, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable AMICAS, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen Kahane Stephen Kahane, M.D.	Chief Executive Officer and Chairman (Principal executive officer)	July 21, 2006

/s/ Joseph D. Hill Joseph D. Hill	Senior Vice President and Chief Financial Officer (Principal financial and accounting officer)	July 21, 2006

/s/ Stephen J. DeNelsky Stephen J. DeNelsky	Director	July 21, 2006

/s/ Phillip M. Berman Phillip M. Berman, M.D.	Director	July 21, 2006

/s/ David B. Shepherd David B. Shepherd	Director	July 21, 2006

Signature	Title	Date
John J. Sviokla	Director	July 21, 2006

/s/ Lisa W. Zappala Lisa W. Zappala	Director	July 21, 2006

INDEX TO EXHIBITS

Number	Description

4.1(1)	Certificate of Incorporation of InfoCure Corporation with all amendments (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999).

4.2(1)	Second Amended and Restated Bylaws of InfoCure (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999).

4.3(2)	Rights Agreement dated December 5, 2002, by and between the Registrant and StockTrans, Inc., as rights agent

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)

23.2	Consent of BDO Seidman, LLP.

24.1	Power of attorney (included on the signature pages of this registration statement)

99.1	2006 Stock Incentive Plan

(1)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-25311)) and incorporated herein by reference.

(2)	Previously filed with the Securities and Exchange Commission as Exhibit 4 to the Registrant’s Current Report on Form 8-K filed on December 9, 2002 (File No. 0-25311) and incorporated herein by reference.